EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 26, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Rentrak Corporation on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rentrak Corporation on Forms S-8 (File Nos. 33-44865, 333-28565, 333-39021, 333-62523, 333-110781 and 333-110782).

/s/ Grant Thornton LLP
Portland, Oregon
June 9, 2006